PHH Mortgage Corporation
Sponsor and Master Servicer
PHH Mortgage Capital LLC
Depositor
PHHMC Series 2006-1 Trust
Issuing Entity

PHHMC Mortgage Pass-Through Certificates, Series 2006-1

Supplement dated April 21, 2006
to
Prospectus Supplement dated March 27, 2006
to
Prospectus dated March 3, 2006

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the prospectus supplement dated March 27, 2006.

The definition of “Class A-7 Accretion Termination Date” on page S-84 of the prospectus supplement shall be amended by removing that definition and replacing it in its entirety with the following:

Class A-7 Accretion Termination Date— The earlier to occur of (i) the distribution date on which the Certificate Principal Balances of the Class A-2, Class A-3, Class A-4 and Class A-6 Certificates have been reduced to zero and (ii) the Credit Support Depletion Date.

William J. Mayer Securities, LLC

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until 90 days after the date hereof.